Exhibit 99.1

FOR IMMEDIATE RELEASE

IRONWOOD COMPLETES $175 MILLION OFFERING

CAMBRIDGE, Mass., January 4, 2013— Ironwood Pharmaceuticals, Inc. (NASDAQ: IRWD) today announced the completion of a debt offering of $175 million. Ironwood intends to use the net proceeds from this transaction to fund its research and development efforts and to support the commercial launch of LINZESS™ (linaclotide), in addition to general corporate purposes.

Ironwood issued $175 million in aggregate principal amount of Linaclotide PhaRMASM 11% Notes due on or before June 15, 2024. The notes bear an annual interest rate of 11%, with interest paid quarterly beginning June 15, 2013, and principal expected to be paid quarterly beginning March 15, 2014. After the interest-only period, Ironwood will make quarterly payments on the notes equal to the greater of (i) 7.5% of net sales of LINZESS in the United States for the preceding quarter (“the synthetic royalty amount”) and (ii) accrued and unpaid interest on the notes (“the required interest amount”). Principal on the notes will be repaid each quarter beginning March 15, 2014 in an amount equal to the synthetic royalty amount minus the required quarterly interest amount, when this is a positive number, until the principal has been paid in full. Given the principal payments on the notes are based on the synthetic royalty amount, which will vary from quarter to quarter, the notes may fully be repaid prior to the final maturity date in 2024.

“This non-dilutive financing enhances our cash position and provides us with additional strategic optionality as we continue to advance our broader pipeline and execute on the launch of LINZESS,” said Michael Higgins, Chief Financial Officer and Chief Operating Officer of Ironwood Pharmaceuticals. “The structure of this financing provides us with financial flexibility as we continue working toward our goal of building an enduring pharmaceutical company that helps people lead better lives.”

Prior to the completion of this transaction, Ironwood ended 2012 with approximately $168 million of cash, cash equivalents, and available-for-sale securities.

The notes are solely secured by a security interest in a segregated bank account established to receive the required interest amount (during the interest-only period) or the synthetic royalty amount (after the interest-only period), and all amounts credited from time to time to this account.  The notes are not convertible into Ironwood equity. The notes may be redeemed at any time prior to maturity, in whole or in part, at the option of Ironwood at specified redemption premiums.

The notes have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent an applicable exemption from the registration requirements of the Securities Act.

Morgan Stanley acted as sole placement agent for the notes.

About LINZESS

LINZESS is the first and only guanylate cyclase-C (GC-C) agonist approved by the FDA for the treatment of both irritable bowel syndrome with constipation (IBS-C) and chronic idiopathic constipation (CIC) in adults. LINZESS is a once-daily capsule that helps relieve the abdominal pain and constipation associated with IBS-C, as well as the constipation, infrequent stools, hard stools, and incomplete evacuation associated with CIC. The recommended dose is 290 mcg for IBS-C patients and 145 mcg for CIC patients.  LINZESS should be taken at least 30 minutes before the first meal of the day.

LINZESS is thought to work in two ways based on nonclinical studies. LINZESS binds to the GC-C receptor locally, within the intestinal epithelium. Activation of GC-C results in increased intestinal fluid secretion and transit and a reduction in visceral pain, which is thought to be mediated by decreased activity of pain-sensing nerves. The clinical relevance of the effect on pain fibers in nonclinical studies has not been established.

In placebo-controlled Phase III clinical trials of more than 2,800 adults, LINZESS was shown to reduce abdominal pain in IBS-C patients and increase bowel movement frequency in both IBS-C patients and CIC patients. Improvement in abdominal pain and constipation occurred in the first week of treatment and was maintained throughout the 12-week treatment period. Maximum effect on abdominal pain was seen at weeks 6-9 and maximum effect on constipation occurred during the first week.  When a subset of LINZESS-treated patients in the trials were switched to placebo, they reported their symptoms returned toward pretreatment levels within one week, while placebo-treated patients switched to LINZESS reported symptom improvements. LINZESS is contraindicated in pediatric patients up to 6 years of age. The use of LINZESS in pediatric patients 6 through 17 years of age should be avoided.  In nonclinical studies, administration of a single, clinically relevant adult oral dose of linaclotide caused deaths in young juvenile mice. LINZESS has not been studied in pediatric patients. In adults with IBS-C or CIC treated with LINZESS, the most commonly reported adverse event was diarrhea.

Ironwood and Forest Laboratories, Inc. are co-promoting LINZESS in the United States. Linaclotide was also approved by the European Commission for the treatment of adults in the European Union with IBS-C and will be marketed under the brand name Constella® through a license agreement between Ironwood and Almirall, S.A. Ironwood also has partnered linaclotide with Astellas Pharma Inc. for development and commercialization in Japan and certain other Asian countries and with AstraZeneca for development and commercialization in China.

About Ironwood Pharmaceuticals

Ironwood Pharmaceuticals (NASDAQ: IRWD) is an entrepreneurial pharmaceutical company dedicated to the art and science of great drugmaking. Ironwood is located in Cambridge, Mass. To learn more, visit www.ironwoodpharma.com.

Important Safety Information

WARNING: PEDIATRIC RISK

LINZESS is contraindicated in pediatric patients up to 6 years of age. Use should be avoided in pediatric patients 6 through 17 years of age. In nonclinical studies, administration of a single, clinically relevant adult oral dose of linaclotide caused deaths in young juvenile mice.

Contraindications

•                  LINZESS is contraindicated in pediatric patients up to 6 years of age.

•                  LINZESS is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.

Warnings and Precautions

Pediatric Risk

•                  LINZESS is contraindicated in pediatric patients up to 6 years of age. In nonclinical studies, deaths occurred within 24 hours in young juvenile mice (1 to 3 week-old mice; approximately equivalent to human pediatric patients less than 2 years of age) following administration of one or two daily oral doses of linaclotide.

•                  Use of LINZESS should be avoided in pediatric patients 6 through 17 years of age. Linaclotide did not cause deaths in older juvenile mice (approximately equivalent to humans age 12 to 17 years). Although there were no deaths in older juvenile mice, given the deaths in young juvenile mice and the lack of clinical safety and efficacy data in pediatric patients, use of LINZESS should be avoided in pediatric patients 6 through 17 years of age.

Diarrhea

•                  Diarrhea was the most common adverse reaction of LINZESS-treated patients in the pooled IBS-C and CIC double-blind placebo-controlled trials.  Severe diarrhea was reported in 2% of LINZESS-treated patients. The incidence of diarrhea was similar in the IBS-C and CIC populations.

•                  Patients should be instructed to stop LINZESS if severe diarrhea occurs and to contact their healthcare provider, who should consider dose suspension.

Adverse Reactions

•                  In IBS-C clinical trials, the most common adverse reactions in LINZESS-treated patients (incidence >2% and greater than placebo) were diarrhea (20% vs 3% placebo), abdominal pain (7% vs 5%), flatulence (4% vs 2%), headache (4% vs 3%), viral gastroenteritis (3% vs 1%) and abdominal distension (2% vs 1%).

•                  In CIC clinical trials, the most common adverse reactions in LINZESS-treated patients (incidence >2% and greater than placebo) were diarrhea (16% vs 5% placebo), abdominal pain (7% vs 6%), flatulence (6% vs 5%), upper respiratory tract infection (5% vs 4%), sinusitis (3% vs 2%) and abdominal distension (3% vs 2%).

Drug Interactions

No drug-drug interaction studies have been conducted with LINZESS. Linaclotide and its active metabolite are not measurable in plasma following administration of the recommended clinical doses; hence, no systemic drug-drug interactions or drug interactions mediated by plasma protein binding of linaclotide or its metabolite are anticipated

Linaclotide does not interact with the cytochrome P450 enzyme system based on the results of in vitro studies. In addition, linaclotide is neither a substrate nor an inhibitor of the efflux transporter P-glycoprotein (P-gp). Ironwood Pharmaceuticals, Inc.

This press release contains forward looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, including, but not limited to, Ironwood’s obligations and ability to pay the required interest and principal payment on the notes as they become due, the possibility that Ironwood may pay all outstanding principal and interest on the notes prior to final legal maturity (including through an early redemption), the intended use of the proceeds from the offering, Ironwood’s desire to execute on its pipeline and its goal to build an enduring pharmaceutical company,  the potential for Ironwood to receive milestone or royalty payments related to linaclotide development and commercialization outside of the United States, and the anticipated launch of Constella in the European Union by Almirall.  Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include the risks that the commercial launch of LINZESS in the U.S. is not executed as anticipated, Ironwood or its partners are unable to manufacture or distribute a sufficient commercial supply of LINZESS, net sales of LINZESS in the United States are greater or lesser than anticipated, adoption of LINZESS by physicians or patients is faster or slower than anticipated, serious adverse events arise in patients that are deemed to be definitely or probably related to linaclotide treatment, the incidence or severity of diarrhea in patients treated with linaclotide is higher than expected, or advancements in Ironwood’s development pipeline do not proceed as expected, as well as risks related to the difficulty of predicting regulatory approvals and the acceptance of and demand for new pharmaceutical products. Applicable risks also include those that are listed in Ironwood’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, in addition to the risk factors that are listed from time to time in Ironwood’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings. Ironwood undertakes no obligation to update these forward-looking statements to reflect events or circumstances occurring after this press release. These forward-looking statements speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

SOURCE: Ironwood Pharmaceuticals, Inc.

Media Relations

Lisa Buffington, 617-374-5103

Vice President, Corporate Communications
lbuffington@ironwoodpharma.com

Investor Relations

Meredith Kaya, 617-374-5082

Associate Director, Investor Relations

mkaya@ironwoodpharma.com